Exhibit 99.1

January 16, 2007

OLD POINT FINANCIAL CORPORATION FOURTH QUARTER 2006

EARNINGS RELEASE

HAMPTON, VA. Old Point Financial Corporation (Nasdaq “OPOF”) announced today fourth quarter net income for the quarter ended December 31, 2006 of $1.8 million, as compared to $1.6 million in the fourth quarter of 2005, an increase of 11.1%. Basic earnings per share for the quarter are $0.46 and fully diluted net income per share is $0.45.

Total assets achieved a record level of $847.5 million, 14.5% more than 2005. Asset growth was fueled largely by loan growth of $88.6 million, which represents an increase of 18.1% over 2005. Total deposits increased by 9.6%, to $588.4 million.

Net income for the quarter was impacted by the net interest margin. Interest income rose by $2.4 million, or 24.8%, during the quarter and interest expense rose by $2.2 million, or 59.4%. The net interest margin therefore, improved by $227 thousand, or 3.9%, over the comparable quarter in 2005. Noninterest income for the fourth quarter of 2006 rose by $246 thousand over 2005, a 9.4% increase. The increase was led by increases in debit card income, service charges on deposit accounts and income from brokered mortgages. Noninterest expense for the quarter increased by $188 thousand, or 3.0%.

Fiscal Year 2006 Results

Net income for 2006 was $7.0 million, as compared with 2005 net income of $7.3 million. Return on Average Assets (ROA) for 2006 was .88%, and Return on Average Equity (ROE) was 9.68%.

Net interest income after provision for loan losses for 2006 was $23.4 million as compared with $23.1 million in 2005. Total interest and dividend income rose by 23.0%, or $8.4 million, but was partially offset by an increase of total interest expense of $7.9 million, or 64.6%. While noninterest income rose by $1.0 million, noninterest expenses increased by $1.6 million.

“We continue to build our franchise,” said Robert F. Shuford, President, Chairman and CEO of the Corporation. “We opened one office during 2006, in Eagle Harbor in Isle of Wight County. In addition, we purchased two properties during the year for future development: an existing building in the Hilltop area of Virginia Beach and an undeveloped property in the Ghent section of Norfolk.”

Basic earnings per share for 2006 were $1.76, and diluted earnings per share were $1.73. The Company paid out $0.70 in dividends per common share during 2006.

Old Point Financial Corporation (Nasdaq SmallCap “OPOF”) is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 19-branch network extending from Chesapeake through James City County, and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com

For more information contact: Lani Chisman Davis, Marketing Director, 757-728-1286

Old Point Financial Corporation

Consolidated Balance Sheets (Unaudited)

			(dollars in thousands)
			31-Dec-06	31-Dec-05
	Assets
	Cash and due from banks		$18,571	$13,602
	Federal Funds Sold		18,213	2,004

	Cash and Cash Equivalents		$36,784	$15,606
	Securities available for sale, at market		184,806	192,943
	Securities to be held to maturity (fair value approximates $3,454 and $3,141)		3,432	3,123
	Loans (net of allowance of $4,784 and $4,448)		578,809	490,249
	Premises and Equipment, net		26,410	21,277
	Bank owned life insurance		10,608	9,458
	Other Assets		6,672	7,337

	Total Assets		$847,521	$739,993

			31-Dec-06	31-Dec-05
	Liabilities
	Noninterest-bearing deposits		$96,653	$98,686
	Savings deposits		201,273	195,833
	Time Deposits		290,488	242,225

	Total Deposits		588,414	536,744
	Federal funds purchased and securities sold under agreement to repurchase		57,053	50,622
	Federal Home Loan Bank Advances		125,000	80,000
	Accrued expenses and other liabilities		2,389	1,571

	Total Liabilities		$772,856	$668,937

	Stockholders’ Equity
	Common stock, $5.00 par value		19,961	20,068

	2006	2005
Shares Authorized	10,000,000	10,000,000
Shares Outstanding	3,992,155	4,013,553
	Additional paid-in capital		14,719	14,320
	Retained Earnings		42,245	39,074
	Accumulated other comprehensive income (loss)		(2,260)	(2,406)

	Total stockholders’ equity		74,665	71,056

	Total liabilities and stockholders’ equity		$847,521	$739,993

Old Point Financial Corporation

Consolidated Statements of Earnings (Unaudited)

	3 Mo Ended 31-Dec-06	3 Mo Ended 31-Dec-05	12 Mo Ended 31-Dec-06	12 Mo Ended 31-Dec-05

	(Dollars in thousands, except per share amounts)
Interest Income

Interest and Fees on loans	$10,314	$7,988	$37,440	$28,976
Interest on federal funds sold	232	60	467	270
Interest on securities
Taxable	1,276	1,314	5,118	5,311
Exempt from Federal income tax	340	407	1,445	1,705
Dividends and interest on all other securities	123	71	415	225

Total interest income	12,285	9,840	44,885	36,487

Interest Expense

Interest on savings deposits	617	397	2,290	1,431
Interest on time deposits	3,261	2,099	11,003	6,987
Interest on federal funds purchased and securities sold under agreement to repurchase and other borrowings	545	366	1,913	1,160
Interest on FHLB advances	1,526	869	5,070	2,743

Total Interest expense	5,949	3,731	20,276	12,321

Net Interest Income	6,336	6,109	24,609	24,166
Provision for loan losses	300	300	1,200	1,050

Net interest income after provision for loan losses	6,036	5,809	23,409	23,116

Noninterest income

Income from fiduciary activities	677	633	2,669	2,705
Service charges on deposits	1,381	1,309	5,445	4,852
Other service charges, commissions and fees	482	424	2,197	1,779
Income from bank owned life insurance	140	120	547	497
Net gain on available-for-sale securities	2	0	9	10
Other operating income	198	148	539	522

Total noninterest income	2,880	2,634	11,406	10,365

Noninterest Expenses

Salaries and employee benefits	3,826	3,712	15,192	14,378
Occupancy and equipment	875	870	3,514	3,190
Supplies	139	130	525	491
Postage and courier	131	132	516	489
Service fees	163	226	706	698
Data processing	187	163	738	612
Marketing	276	279	775	748
Customer Development	218	134	684	547
Employee professional development	129	138	591	546
Other operating expenses	463	435	1,940	1,886

Total noninterest expenses	6,407	6,219	25,181	23,585

Income before taxes	2,509	2,224	9,634	9,896
Applicable income taxes	692	588	2,610	2,628

Net Income	$1,817	$1,636	$7,024	$7,268

Per Share
Weighted average number of common shares - basic	3,992,155	4,016,500	3,991,968	4,016,026
Weighted average number of common shares - diluted	4,045,767	4,082,747	4,048,521	4,092,696
Basic Earnings per share	$0.46	$0.41	$1.76	$1.81
Diluted Earnings per share	$0.45	$0.40	$1.73	$1.78
Cash Dividends Declared	$0.18	$0.17	$0.70	$0.66